As filed with the Securities and Exchange Commission on December 18, 2020

Registration No. 333-162814
Registration No. 333-200705
Registration No. 333-232442

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-162814
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200705
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232442

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TAT MERGER SUB LLC

(Exact name of registrant as specified in its charter)

Texas85-2238435
(State or other jurisdiction(I.R.S. Employer
of incorporation or organization)Identification No.)

16803 Dallas Parkway

Addison, Texas 75001
(214) 220-4323

(Address of principal executive offices, including zip code)

TransAtlantic Petroleum Corp. Amended and Restated Stock Option Plan (2006)

TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan

Stream Oil & Gas Ltd. Stock Option Plan

TransAtlantic Petroleum Ltd. 2019 Long-Term Incentive Plan

(Full title of the plan)

Michael S. Haynes

16803 Dallas Parkway

Addison, Texas 75001

(Name and address of agent for service)

(972) 590-9900

(Telephone number, including area code, of agent for service)

Copies to:

Garrett A. DeVries Akin Gump Strauss Hauer & Feld LLP 2300 N. Field Street, Suite 1800 Dallas, Texas 75201-2481 (214) 969-2891

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On December 18, 2020, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among TransAtlantic Petroleum Ltd. (the “Company”), TAT Holdco LLC, a Texas limited liability company (“Parent”), and TAT Merger Sub LLC, a Texas limited liability company and wholly-owned subsidiary of Parent (“Registrant”), the Company merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and as a wholly owned subsidiary of Parent.

The Company previously registered the Company’s common shares, par value $0.10 per share (“Common Shares”), under registration statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) concerning Common Shares issuable or issued under each of the TransAtlantic Petroleum Ltd. 2019 Long-Term Incentive Plan, the Stream Oil & Gas Ltd. Stock Option Plan, the TransAtlantic Petroleum Corp. Amended and Restated Stock Option Plan (2006) and the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan (collectively, the “Plans”). This Post-Effective Amendment No. 1 is being filed by the Registrant, as successor-in-interest to the Company, to deregister the remaining unissued Common Shares that were registered for issuance pursuant to the below-referenced Registration Statements in connection with the Plans:

•

Registration Statement on Form S-8 (No. 333-162814), filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 2, 2009, registering the following: (i) 3,903,334 Common Shares issuable pursuant to outstanding, unexercised options awarded under the TransAtlantic Petroleum Corp. Amended and Restated Stock Option Plan (2006) and (ii) 21,000,000 Common Shares issuable pursuant to the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan.

•

Registration Statement on Form S-8 (No. 333-200705), filed by the Company with the SEC on December 3, 2014, registering the following: 1,330,000 Common Shares issuable pursuant to outstanding, unexercised options awarded under the Stream Oil & Gas Ltd. Stock Option Plan.

•

Registration Statement on Form S-8 (No. 333-232442), filed by the Company with the SEC on June 28, 2019, registering the following: 2,625,825 Common Shares issuable pursuant to the TransAtlantic Petroleum Corp. 2009 Long-Term Incentive Plan.

As a result of the Merger, there will be no future offers or sales under the Registration Statements and, pursuant to the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the date hereof, the Registrant, as successor-in-interest to the Company, hereby removes from registration the securities registered but unissued under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on this 18th day of December, 2020.

TAT MERGER SUB LLC
By: /s/ N. Malone Mitchell 3rd
N. Malone Mitchell 3rd Manager of TAT Holdco LLC Sole Member and Manager of TAT Merger Sub LLC

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities indicated on December 18, 2020,

NAME	TITLE
/s/ N. Malone Mitchell 3rd	Manager of TAT Holdco LLC Sole Member and Manager of TAT Merger Sub LLC (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)
N. Malone Mitchell 3rd